Exhibit  10.1
July 28, 2005

Re:	Separation and Release Agreement
Dear Mr. Nuti:
This letter sets forth certain terms and conditions relative to your separation from your employment with Symbol Technologies, Inc., including its subsidiaries and affiliated corporations, and their respective current and former directors, officers, employees, agents and assigns (“Symbol” or the “Company”).
Your resignation as an officer and director of the company will be effective August 1, 2005. Your resignation from Symbol’s employ, will be effective August 6, 2005. The Company hereby agrees to waive the sixty (60) day notice period requirement in Section 6(a)(vi) of your Employment Agreement with the Company dated March 31, 2004 (the “Employment Agreement”), consents to you joining, and does not and will not assert any rights under Section 9(a) of the Employment Agreement as a result of you joining NCR.
In exchange for the Company providing you with the aforementioned waiver and consent, you hereby waive all claims against the Company and unconditionally and irrevocably release and discharge the Company from liability for any claims or damages that you have or may have against it, its current and former directors, officers, employees, agents and assigns up to the moment this Agreement becomes fully executed, regardless of whether those claims are known or unknown including, but not limited to, any claims for wages, severance, bonuses or benefits

(except as specifically provided for herein), or any other claims whatsoever arising during or, in whole or in part, out of your employment relationship with the Company, or violations of any federal, state or local fair employment statute, executive order, ordinance, law or regulation, including Title VII of the Civil Rights Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the New York State Human Rights Law, or any other potentially applicable employment or labor law, or any other rule of law or common law including, but not limited to those concerning possible torts, express or implied contract, the implied covenant of good faith and fair dealing, public policy, or other obligations. Other than with respect to any rights to which you may be entitled under the federal Age Discrimination in Employment Act, you also agree not to initiate any administrative or legal action against the Company to assert such claims. Moreover, to the extent any such action is brought by you or on your behalf by any third party, you agree to waive all claims to monetary relief or damages of any kind, including attorneys’ fees and costs. You understand that the fact of this agreement and/or the agreement to pay or the payment of the consideration described herein does not constitute an admission by the Company that it has violated any such law or legal obligation. In consideration of the Company’s commitments in the second paragraph of this letter, you agree that you will sign a release containing the same language as the language in this paragraph on or about August 6, 2005.
The foregoing release does not apply to any rights of indemnification or to directors and officers liability insurance coverage you may have. In addition, Section 7(a) of the Employment Agreement shall apply. Sections 7(b), 7(c), 7(d), 7(e) and 8 of the Employment Agreement shall not apply and you acknowledge and agree that you shall not, as of the date hereof or at any time hereafter, be entitled to receive any payment or benefit under such Sections 7(b), 7(c), 7(d), 7(e) or 8 of the Employment Agreement in connection with your termination of employment or otherwise. With regard to option grants you acknowledge that any vested options you have need to be exercised prior to your last day of employment and shall expire upon such termination of employment. You acknowledge that you shall continue to be subject to all of the continuing obligations to the Company set forth in Section 9 of the Employment Agreement (including without limitation the obligations set forth in Sections 9(b), 9(c) and 9(e) of the Employment Agreement), except as specifically set forth in the second sentence of the second paragraph above relating to your employment by NCR.
You acknowledge that you may take up to twenty-one (21) days to consider the terms of this Agreement. You also acknowledge that you were advised by Symbol to discuss the terms of this Agreement with your attorneys prior to signing this Agreement. You further acknowledge that you are entering into this Agreement, freely, knowingly, and voluntarily, with a full understanding of its terms and that you will have seven (7) days to revoke this Agreement after executing the same by notifying the undersigned in writing during this seven-day period. Except as set forth herein, this constitutes the entire agreement between us regarding the subject matter hereof. This Agreement may not be changed or altered, except by a writing signed by you and the Company. This Agreement is entered into in the State of New York and the laws of the State of New York will apply to any dispute concerning it, without regard to its conflicts of law provisions. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement.

Sincerely,

SYMBOL TECHNOLOGIES, INC.

By:	/s/ Robert J. Chrenc

Its:	CHAIRMAN OF THE BOARD

Symbol Technologies, Inc.

AGREED AND ACCEPTED:

By:	/s/ William Nuti	Date:	7-28-05

William Nuti